UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 20, 2006

Realogy Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-32852 (Commission File Number)	20-4381990 (IRS Employer Identification No.)

One Campus Drive Parsippany, NJ (Address of Principal Executive Offices)	07054 (Zip Code)
(973) 407-2000
(Registrant’s telephone number, including area code)
None
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     The information included in Item 2.03 below is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On October 20, 2006, Realogy Corporation (“Realogy”) issued $1.2 billion aggregate principal amount of senior notes (the “Notes”). The Notes were comprised of three series: $250 million of floating rate senior notes due October 20, 2009 (the “2009 Notes”), $450 million of senior notes due October 15, 2011 (the “2011 Notes”), and $500 million of senior notes due October 15, 2016 (the “2016 Notes”). The terms of the Notes are governed by an indenture, dated as of October 20, 2006 (the “Indenture”), by and between Realogy and Wells Fargo Bank, National Association, as Trustee.
     The 2009 Notes have an interest rate equal to three-month LIBOR plus 0.70%, payable quarterly on January 20, April 20, July 20 and October 20 of each year, beginning on January 22, 2007. The 2011 Notes have a fixed interest rate of 6.15% per annum; and the 2016 Notes have a fixed interest rate of 6.50% per annum. Interest on the 2011 Notes and 2016 Notes will be payable semi-annually on April 15 and October 15 of each year, beginning on April 15, 2007. The interest rates payable on the Notes will be subject to adjustment from time to time if either of the debt ratings applicable to the Notes is downgraded to a non-investment grade rating. Realogy will be required to pay additional interest, subject to some limitations, on the Notes if it fails to comply with certain obligations under the Registration Rights Agreement (as defined below).
     The 2009 Notes will be redeemable at any time from their date of issuance to and including October 21, 2007 at a “make whole” price specified in the 2009 Notes, and at any time on or after October 22, 2007 at 100% of their principal amount. The 2011 Notes and the 2016 Notes will be redeemable, in whole or in part, at any time at the “make-whole” redemption prices specified in the 2011 Notes and 2016 Notes, respectively.
     If Realogy experiences specific kinds of changes in control and each of the debt ratings on the Notes is non-investment grade on any date within a specified period of time following the public notice of an arrangement that could result in a change of control, Realogy will be required to offer to repurchase the notes at 100% of their principal amount, plus accrued and unpaid interest.
     Under the Indenture, events of default include: (1) a default in payment of the principal amount or redemption price with respect to any Note of such series when such amount becomes due and payable, (2) Realogy’s failure to pay interest (including additional interest) on any Note of such series within 30 days of when such amount becomes due and payable, (3) Realogy’s failure to comply with any of its covenants or agreements in the Indenture or the Notes of such series and its failure to cure (or obtain a waiver of) such default and such failure continues for 90 days after proper written notice is given to Realogy, (4) with certain exceptions, a default under any debt by Realogy or its significant subsidiaries that results in acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount greater than $100.0 million or its foreign currency equivalent at the time, and (5) certain events of bankruptcy, insolvency or reorganization affecting Realogy or any of its significant subsidiaries. In the case of an event of default, the principal amount of the Notes, plus accrued and unpaid interest, may be accelerated.
     In connection with the sale of the Notes, Realogy entered into a Registration Rights Agreement,

dated October 20, 2006 (the “Registration Rights Agreement”), with J.P. Morgan Securities Inc. and Barclays Capital Inc., as representatives of the initial purchasers named therein. Under the Registration Rights Agreement, Realogy has agreed to make an offer to exchange each series of Notes for substantially similar notes that are registered under the Securities Act of 1933, as amended (the “Securites Act”). If the exchange offers are not available or cannot be completed or some holders are not able to participate in the exchange offers for one or more series of Notes, Realogy has agreed to file a shelf registration statement to cover resales of the Notes under the Securities Act. If Realogy does not comply with these obligations within specified time periods, it will be required to pay additional interest on the Notes.
     The description of the Notes, the Indenture and the Registration Rights Agreement in this report are summaries and are qualified in their entirety by the terms of the Indenture, the forms of the Notes and the Registration Rights Agreement, which are filed as Exhibits 4.1, 4.2, 4.3, 4.4 and 4.5 hereto, respectively, and are incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

Exhibit 4.1	Indenture, dated October 20, 2006, by and between Realogy Corporation and Wells Fargo Bank, National Association, as Trustee.

Exhibit 4.2	Form of floating rate senior notes due October 20, 2009.

Exhibit 4.3	Form of 6.15% senior notes due October 15, 2011.

Exhibit 4.4	Form of 6.50% senior notes due October 15, 2016.

Exhibit 4.5	Registration Rights Agreement, dated October 20, 2006, by and between Realogy and J.P. Morgan Securities Inc. and Barclays Capital Inc., as representatives of the initial purchasers named therein.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALOGY CORPORATION
By: /s/ C. Patteson Cardwell, IV
C. Patteson Cardwell, IV
Executive Vice President and General Counsel

Date: October 20, 2006

REALOGY CORPORATION
CURRENT REPORT ON FORM 8-K
Report Dated October 20, 2006
EXHIBIT INDEX

Exhibit No.	Description

Exhibit 4.1	Indenture, dated October 20, 2006, by and between Realogy Corporation and Wells Fargo Bank, National Association, as Trustee.

Exhibit 4.2	Form of floating rate senior notes due October 20, 2009.

Exhibit 4.3	Form of 6.15% senior notes due October 15, 2011.

Exhibit 4.4	Form of 6.50% senior notes due October 15, 2016.

Exhibit 4.5	Registration Rights Agreement, dated October 20, 2006, by and between Realogy and J.P. Morgan Securities Inc. and Barclays Capital Inc., as representatives of the initial purchasers named therein.

5